[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.2

THIS AMENDED AND RESTATED BUSINESS SERVICES AGREEMENT (the “Agreement”) is made and effective as of the [  ] day of [_______] 2024,

BETWEEN:

TESSPAY SERVICES CANADA INC.

88 Davenport Road, Unit 2302 Toronto, ON, M5R 0A5 (herein the “Company”)

- and -

1038088 Ontario Limited

88 Davenport Road, Unit 2302 Toronto, ON, M5R 0A5 (herein the “Ontco”)

- and -

Fraser Mason

[*] (herein “Mason”)

WHEREAS the Company, Ontco, and Mason are party to that certain service agreement, dated November 1, 2017, (the “Prior Agreement”), pursuant to which Ontco is engaged to provide services to the Company;

AND WHEREAS the Company desires to continue to engage Ontco to provide services to the Company for the term of this Agreement and Ontco has agreed to provide such services on the terms and conditions set forth in this Agreement;

AND WHEREAS the Company and Ontco wish to establish and maintain a mutually beneficial business-to-business relationship and to set out their agreement with respect to terms and conditions which will allow them to work together productively and fairly;

NOW THEREFORE, this Agreement hereby amends and restated the Prior Agreement and supersedes the Prior Agreement in its entirety;

FURTHER RESOLVED, in consideration of the above recitals and other good and valuable consideration, the Parties hereto agree as follows:

1. Services. The Company agrees to engage Ontco to provide the services described as business advisory services, financial accounting services and administrative services, including providing the services of Mason as Chief Financial Officer of TessPay Inc., parent company of the Company (“Parent”), and Ontco has agreed to deploy Mason and others within its direction and control to perform and provide such services as more particularly set out in Schedule “A” hereto (collectively, the “Services”). Ontco will report directly to the Chief Executive Officer of the Company. Ontco and Mason warrant that Mason holds a one hundred percent (100%) interest in Ontco. and throughout the term of this Agreement share transfers, if any, will only occur between he and his wife for estate planning purposes. As a condition of Ontco’s continued service with the Company, Mason and Ontco agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and communicated to him, as well as all applicable laws and all rules and regulations imposed by any governmental regulatory authority from time to time.

2. Term.

(a) The Company agrees to engage Ontco to provide the Services for a term commencing on [ ], 2024 (the “Effective Date”) until this Agreement is terminated in accordance with the provisions of Section 16, herein.

3. Service Fee.

1.	(a) The Company agrees to pay to Ontco a retainer for the Services provided by the Ontco under the Agreement at a rate of One Hundred and Fifty Thousand United Sates Dollars ($150,000) per year (the “Service Fee”) payable in equal monthly amounts during the first week of each calendar month.

2.	(b) Ontco agrees that Mason, and any other personnel Ontco may supply, shall not be entitled to receive from the Company any wages, salary, employee fringe benefits, vacation pay, overtime pay, public holiday pay, paid leaves of absence, or any other rights, benefits or entitlements as may be provided to the employees of the Company or any rights, benefits or entitlements as may be generally granted to employees by law or custom.

3.	(c) It is further agreed that the Company will not withhold from the Service Fee, or from any fee paid to Ontco pursuant to the terms of this Agreement, any sum for income tax, Employment Insurance, Canada Pension Plan or any other deduction or withholding pursuant to any law or requirement of any governmental body, and Ontco and/or Mason, as the case may be, shall have the sole responsibility for submitting reports and returns, making any necessary payments and maintaining any records required by any local, provincial or federal government or agencies thereof, relating to, or arising out of, the Service Fee paid to Ontco under this Agreement, and Ontco agrees to indemnify and hold the Company harmless with respect thereto.

4. Bonus.

1.	For each fiscal year during the term of this Agreement, subject to the Board’s sole and absolute discretion, Ontco may be eligible to receive an annual discretionary bonus based on the Company’s and Ontco’s performance (the “Annual Bonus”), that is commensurate with the Company’s financial performance for the applicable year. The final decision regarding whether to award an Annual Bonus and all terms surrounding payment of any such Annual Bonus are at the sole and absolute discretion of the Board.

2.	The payment of any Annual Bonus will be made at the same time annual bonuses are generally paid to senior executives of the Company (generally the first regular payroll date following the Board’s certification of the Company’s annual financial statements). If Ontco is eligible to receive an Annual Bonus, such Annual Bonus will not be deemed to be fully “earned” unless Ontco is (i) providing the Services to the Company and in good standing on the date that the Company pays the applicable Annual Bonus, and (ii) has not given notice of Ontco’s intention to resign service with the Company as of, or prior to, the date the Company pays the applicable Annual Bonus.

5. Expenses. The Company shall pay for or reimburse Ontco for all reasonable, ordinary and necessary expenses actually incurred by Ontco directly in the ordinary course of performing the Services upon presentation of proper accounts, statements, invoices or receipts for such items in accordance with the guidelines and limitations established by the Company from time to time.

6. Independent Contractor. Ontco’s relationship with the Company as created by this Agreement is that of an independent contractor for the purposes of the Income Tax Act (Canada) and any similar provincial taxing legislation and any other applicable law or legislation. It is intended that the Ontco shall have general control and direction over the way its services are to be provided to the Company under this Agreement. Nothing contained in this Agreement shall be regarded or construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association, or partnership) between the Parties other than as an independent contractor as set forth herein.

7. Time and Effort. Ontco and Mason agree that during the term of this Agreement, Ontco and Mason will devote substantial business time, attention, skill and best efforts to the performance of the Services set out in this Agreement and Ontco and Mason are not to engage in any other business or activities that might cause a distraction from their ability to discharge the Services under this Agreement. The Company and Ontco agree that the Services set out in this agreement will be exported from Canada to the jurisdictions in which Parent, its subsidiaries and affiliates may from time to time carry on business.

8. Authority. Ontco acknowledges that it is being retained as a service provider to the Company and that as such it does not have the authority and cannot commit or bind the Company to any matter, contract or negotiation without the prior authorization of the Company, provided that Mason may exercise the authority normally consistent with his position of Chief Financial Officer.

9. Certain Services. Ontco acknowledges and agrees that the Services to be provided specifically by Mason are personal in character and that the Company has relied on its specific knowledge of Mason in entering into this Agreement with Ontco and Mason and, therefore, neither this Agreement nor any rights or benefits arising hereunder are assignable by Ontco or Mason without the prior written consent of the Company. Similarly, the services required by this Agreement may not be sub-contracted by Ontco to any third-party service provider without the consent of the Company.

10. Compliance.

1.	Ontco shall use its best efforts to comply with all applicable federal, provincial and municipal laws, rules and regulations arising out of or connected with the performance of the Services under this Agreement.

2.	Ontco shall be responsible for all Employment Insurance Contributions, Canada Pension Plan contributions, Income Tax and Workers’ Compensation payments, if any, relating to or arising out of the Service Fee paid to Ontco under this Agreement and the Services performed by Ontco and Mason. Payments relating to any of the above shall be the responsibility of Ontco and shall be forwarded by Ontco and/or Mason, as the case may be, as appropriate and directly to the government agencies involved. Proof of compliance with this requirement shall be available to the Company upon request.

3.	If any taxing authority, for whatever reason, seeks from the Company any Employment Insurance Contributions, Canada Pension Plan contributions, Income Taxes or Workers’ Compensation payments applicable to Ontco or Mason, Ontco agrees to indemnify the Company and any of its directors, officers and employees, for the full amount of any such contributions or payments (including any applicable interest thereon and including any penalty amounts levied). Ontco further agrees that the Company may set off an equal amount of such contributions or payments (including any applicable interest and penalties thereon) against the Service Fee and/or expenses payable to Ontco under this Agreement.

11. Key Person. The Parties acknowledge that Mason is a key employee of Ontco and is integral to the successful performance of the Services by Ontco under this Agreement and that the Company has relied on its specific knowledge of Mason in entering into this Agreement. It is acknowledged by Ontco that Mason and persons within the direction and control of Ontco will perform all the Services, unless the Company otherwise consents in writing.

12. Support and Provisional Waiver of Fees, Rent or Charges. For the mutual convenience of Ontco and the Company, the Company agrees to provide such assistance and make available such employees, office space and support to Ontco and Mason as is reasonably necessary to enable Ontco and Mason to perform the Services under this Agreement. The Company further agrees to do so without fees, rent or other charges to Ontco.

13. Confidential Information.

1.	Ontco and Mason acknowledge and agree that Ontco and Mason have and will be exposed to the confidential, secret and proprietary information of the Company relating to the business and affairs of the Company, its subsidiaries and affiliates (the “Confidential Information”). Ontco and Mason recognize that the Confidential Information is the sole and exclusive property of the Company, and Ontco and Mason shall use its best efforts and exercise utmost diligence to protect, maintain and safeguard the confidentiality of the Confidential Information. Ontco and Mason shall not, directly or indirectly, use the Confidential Information for its own benefit, for the benefit of any unauthorized third party, or disclose to any other party not authorized to receive it, any Confidential Information, whether or not acquired, learned, obtained or developed by Ontco or Mason, as applicable, alone or in conjunction with others, except as such disclosure or use may be required in connection with the performance of the Services or as may be consented to in writing by the Company. If Ontco or Mason, as applicable, has any doubt whatsoever as to whether any information is Confidential Information, Ontco and Mason must treat it as Confidential Information until seeking clarification from the Company to resolve that doubt.

2.	The Confidential Information is and shall remain the sole and exclusive property of the Company regardless of whether such information was generated by Ontco or Mason, or by others, and Ontco and Mason agree that upon termination of this Agreement, it shall deliver promptly to the Company all such Confidential Information, including, but not limited to, records, data, notes, reports, proposals, client lists, correspondence, materials, marketing or sales information, computer programs, equipment, or other documents or property which are in the possession or under the control of Ontco or Mason, as applicable, without retaining copies thereof. The requirement applies regardless of the format of the Confidential information, i.e., whether on paper, in electronic format, or in any other form or format.

3.	Each of the foregoing obligations of Ontco and Mason in this Section shall also apply to any confidential information of customers, joint venture parties, contractors and other entities, of any nature whatsoever, with whom the Company or any associate or affiliate of the Company has business relations and to which Ontco or Mason, as applicable, may be exposed.

4.	Notwithstanding the foregoing provisions of this Section, Ontco and Mason shall not be liable for the disclosure or use of any of the Confidential Information to the extent that:

(i)	the Confidential Information is or becomes available to the public from a source other than Ontco or Mason, as applicable, and through no fault of Ontco or Mason, as applicable;

(ii)	the Confidential Information is lawfully obtained by Ontco or Mason, as applicable, from a third party or a source outside of this Agreement that is not bound by any confidentiality to the Company; or

(iii)	is required to be disclosed by law, court order or other legal or regulatory process and Ontco or Mason, as applicable, gives the Company prompt written notice and the opportunity to seek a protective order.

5.	For the avoidance of doubt, Ontco and Mason understand that pursuant to the U.S. federal Defend Trade Secrets Act of 2016, Ontco and Mason shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Ontco’s or Mason’s, as applicable, ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Ontco or Mason, as applicable, from testifying truthfully under oath if Ontco or Mason, as applicable, is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

6.	The covenants and agreements contained in this clause shall survive the termination of this Agreement and shall remain in effect after the termination of this Agreement for so long as the Confidential Information remains confidential.

7.	Ontco and Mason understand and agree that the Company has a material interest in preserving its Confidential Information against impairment by competitive activities of former employees and consultants; accordingly, Ontco and Mason agree that the restrictions and covenants contained in this Section are of the essence to this Agreement and constitute a material inducement to the Company to enter into this Agreement with Ontco and Mason, and that the Company would not enter into this Agreement without this inducement. Ontco and Mason acknowledge that the Company would be irreparably damaged if any of the provisions contained in this Agreement are not performed in accordance with the terms set out herein, including by Mason.

8.	Ontco and Mason understand and agree that monetary damages would not be a sufficient remedy for any breach of this Agreement by Ontco or Mason, as applicable, relating to the Confidential Information and, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Ontco and Mason further agree to waive any requirement for the securing or posting of any bond in connection with such remedy.

14. Non-Competition and Non-Solicitation.

1.	Ontco acknowledges that, by reason of being retained as an independent service provider, it will receive the value and advantage of obtaining knowledge about the Company’s business affairs and strategies, its customers and other knowledge and experience from working with the Company and its other service providers, optionees, optionors, joint venture partners and employees of the Company. It is the expressed intent and agreement between Ontco and the Company that such knowledge, etc., be used solely, strictly and exclusively for, and in the best interests of, the Company. Ontco and Mason therefore agree that, during the term of this Agreement and for a period of one (1) year from the termination of this Agreement, however caused, Ontco and Mason will not, for any reason, directly or indirectly, either as a company or as an individual, or as a partner or as part of a joint venture, or as an employee, a contractor, or in any other capacity whatsoever, be engaged by, employed by, or work in conjunction with, any business which is in direct competition with the Company, i.e., any business or venture that provides products or services similar to those provided by the Company, unless prior written permission to engage in such activity is given by the Company. Ontco and Mason further agree that, in consideration of the international scope of the Company’s activities, it is illogical to attach a geographic scope to this restriction and Ontco and Mason specifically agree that the lack of a specific geographic scope will not have the effect of making this restrictive covenant unreasonable.

2.	Ontco and Mason agree that, during the term of this Agreement, and for a period of one (1) year following termination of this Agreement, however caused, Ontco and Mason shall not directly or indirectly (i) solicit or attempt to solicit any business from any current, former or actively sought prospective client, vendor or supplier of the Company with whom Ontco or Mason had Material Contact (as defined below) for purposes of providing a competitive service or product; (ii) solicit or attempt to solicit any employee, independent contractor or any person employed by or rendering services to the Company at any point during Ontco’s and Mason’s last six (6) months with the Company for a Competitive Business (as defined below); or (iii) assist any other Person (as defined below) in any way to do, or attempt to do, anything prohibited in Sections 14.2(i) or (ii) above. “Material Contact” shall mean the contact between Ontco and/or Mason, as applicable, and a current, former or actively sought prospective client, vendor or supplier (a) with whom Ontco or Mason, as applicable, dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Ontco or Mason, as applicable, (c) about whom Ontco or Mason, as applicable, obtained Confidential Information in the ordinary course of business as a result of Ontco’s or Mason’s association, as applicable, with the Company, or (d) who received services or products which resulted in commissions or compensation for Ontco or Mason, as applicable, during Ontco’s or Mason’s last two years, as applicable, with the Company. For purposes of this Agreement, “Competitive Business” shall mean any Person engaged in business activity that is competitive with the then-current or demonstrably planned business activities of the Company and/or its affiliates within any jurisdiction in which the Company or any of its affiliates is engaged in business. “Person” shall mean any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

3.	Ontco agrees that all restrictions in this clause are reasonable, valid and do not go beyond what is necessary to protect the interests of the Company, and all defenses to the strict enforcement thereof by the Company are hereby waived by Ontco. The provisions of this clause are only intended to safeguard against Ontco participating in competitive endeavors against the Company and shall not in any way restrict or limit Ontco from engaging in any current or subsequent businesses which are not in competition with the Company.

4.	Mason, for his part, hereby agrees that the foregoing restrictive covenants apply, in a similar and appropriate manner, to him as an individual, to restrict his activities in the same way as the covenants above restrict Ontco, without any need to further or specifically adapt the language used in these restrictive covenants above in order to apply to him.

5.	The Parties agree that if any covenant or provision in this Section is determined to be void or unenforceable at law due to period of time, geographical area, or otherwise, then such covenant or provision shall be reduced in scope or amended, as to term, geographical area or otherwise, to the extent required so that the covenant or provision, as so reduced or amended, is enforceable at law and the unenforceable part shall be deemed to be severed from the balance, which balance shall survive and be of full force and effect.

6.	The covenants and agreements contained in this clause shall survive the termination of this Agreement and shall remain in effect after the termination of this Agreement for a period of one (1) year.

15. Non-Disparagement. During Ontco’s Service with the Company, and at all times thereafter, Ontco and Mason agree that, except as required by applicable law or compelled by process of law, Ontco and Mason will not, nor will permit anyone acting on Ontco’s or Mason’s behalf, as applicable, to, (i) make any derogatory, disparaging, or critical statement about the Company or any of its direct or indirect subsidiary companies, or any of their respective current officers, directors, employees, shareholders, interest-holders, members, or lenders, or any persons who were officers, directors, employees, shareholders, interest-holders, members, or lenders during Ontco’s service with the Company, or (ii) without Company’s prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or business of the Company or any of its direct or indirect subsidiary companies.

16. Termination of Agreement.

1.	The Company agrees to engage Ontco from the Effective Date to provide the Services for a term ending on December 31, 2024 (the “Initial Term”), subject to termination prior to the end of the Initial Term in accordance with the provisions of this Section 16. Unless the Company notifies Ontco at least six (6) months prior to the end of the Initial Term that it does not wish to renew this Agreement for another term , the term of this Agreement shall be automatically renewed at the end of its Initial Term for an additional term of one (1) year (the “Renewal Term”) and thereafter shall continue to be renewed for one-year terms, subject always to termination prior to the end of any term in accordance with the provisions herein.

2.	The Company may terminate this Agreement at any time without notice or compensation, for Cause (defined below). For purposes of this Agreement, “Cause” shall include any of the following:

(i)	Ontco’s or Mason’s gross negligence, willful misconduct, gross negligence, act of dishonesty or breach of trust in the performance of the Services;

(ii)	Ontco’s or Mason’s continued failure or refusal to perform the Services after being given written notice and thirty (30) days to remedy such failure or refusal;

(iii)	Ontco’s or Mason’s violation of any material written policies of the Company or its affiliates of which Ontco or Mason, as applicable, has received written notice and which violation is, in each case, if curable, not cured within thirty (30) days of written notice from the Company;

(iv)	Ontco’s or Mason’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, including, without limitation, those set forth in Section 14 of this Agreement or Ontco’s or Mason’s, as applicable, willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates, including, without limitation, those set forth in Section 13 of this Agreement;

(v)	material breach by Ontco or Mason, as applicable, of any of the provisions of this Agreement or any other agreement between the Company and its affiliates on the one hand and Ontco or Mason, as applicable, on the other hand, which (if curable) is not cured within thirty (30) days of written notice; or

(vi)	Ontco’s or Mason’s indictment for, or a plea of guilty or no contest to, any felony or any other criminal offence involving fraud, dishonesty, misappropriation or serious moral turpitude.

3.	The Company may terminate this Agreement at any time after expiration of the Initial Term, without Cause, for any lawful reason including convenience, provided that, subject to execution by Ontco and Mason of a general release of claims in favor of the Company and such release becoming irrevocable within thirty days of termination of this Agreement, the Company will continue to pay Ontco the Service Fee in equal monthly installments for a period of six (6) months, provided that if Mason ceases to primarily provide Service on behalf of Ontco, this Agreement may be terminated by the Company without continuing to make any further payments.

4.	Ontco may terminate this Agreement at any time by providing the Company with at least three (3) months’ notice, in writing, in which event the Company will have the option to waive the requirement of Ontco (and Mason) to provide services for all or part of the notice period provided, in which case the Company will pay to Ontco the equivalent amount of the Service Fee that would have been paid to Ontco had it provided services during that portion of the notice period so waived.

17. Intellectual Property.

1.	All inventions, specifications, programs, blueprints, designs, compositions and all other works created, written, produced or developed by Ontco (or Mason) in the course of performing the duties and obligations under this Agreement (hereinafter “the Work”), and all copyright and other intellectual property rights therein, are and shall be the sole and exclusive property of the Company from the moment of their creation. For the purpose of these intellectual property provisions, “Ontco” shall mean Ontco and Mason.

2.	Ontco agrees to assign and does hereby assign to the Company, and its successors and assigns, exclusively and forever, all worldwide rights, title and interest in and to the Work, and all modifications and enhancements thereto, together with all copyright and other intellectual property rights and interests therein, whether vested, contingent or future, including, without limitation and where applicable to the Work, all rights to reproduce, publish, re-publish, modify, create derivative works, and convert or incorporate the Work anywhere that the Company may decide, in its sole discretion, in any form, media or format, and Ontco hereby agrees to waive, and does waive, all moral rights therein.

3.	Ontco further represents, warrants and covenants that the Work do not and will not incorporate any proprietary, third-party, or open-source materials, or, if the Work does or will incorporate third party content, that you have or will obtain written copyright consent and release from all copyright owners of the third party content incorporated or to be incorporated into the Work, including copyright releases and waivers of moral rights for all third party graphics, illustrations, tables, forms and other content. Ontco agrees to deliver all such copyright releases and waivers of moral rights to the Company.

4.	Ontco agrees to cooperate with the Company in the perfection of all such rights, releases and waivers, and to execute all assignments, waivers and other documents reasonably requested by the Company to perfect all rights, releases and waivers of moral rights created or assigned herein, at the Company’s expense, and in such form as may be reasonably satisfactory to the Company’s solicitors, including, without limitation, assignments of copyright and waiver of moral rights.

5.	While this Agreement is in effect, and at all times thereafter, Ontco shall not use, publish or disclose, nor permit any person, corporation or organization to use, publish or disclose any of the Work created, written, produced or developed by Ontco for the Company, in the performance of this Agreement, without its written consent.

18. Notices. Any notices provided for herein shall be given in writing by registered or certified mail, return receipt requested and shall be addressed, in the case of the Company, to its principal place of business as written above, and, in the case of: Ontco or Mason to:

Ontco

88 Davenport Road, Unit 2302 Toronto, ON, M5R 0A5

Mason

88 Davenport Road, Unit 2302 Toronto, ON, M5R 0A5

19. Modifications. No modifications to this Agreement shall be valid unless such modifications are in writing and signed by the Company, Ontco and Mason.

20. Applicable Law.

1.	This Agreement shall be subject to and governed by the laws of the Province of Ontario, Canada and any federal laws of Canada applicable therein. Ontco and Mason do hereby and irrevocably attorn to the jurisdiction of the Courts of the Province of Ontario as being the proper jurisdiction in which to bring any civil claim arising out of any breach of this Agreement.

2.	If any covenant or other provision (or part thereof) of this Agreement is found to be invalid, illegal or incapable of being enforced by reason of any rule of law or public policy or otherwise, such covenant or other provision (or part thereof), shall be deemed to be severed, and the remaining portion of such covenant or other provision and all other covenants, conditions and provisions of this Agreement shall remain in full force and effect and no covenant, condition or other provision shall be deemed dependent upon any other covenant, condition or other provision unless so expressed herein.

3.	Waiver of any part of this Agreement by one party to this Agreement shall not be construed as waiver of any other part, nor shall any such waiver constitute a continuing waiver, but shall extend to include only the particular breach or default so waived.

21. Inurnment; Assignment.

1.	This Agreement shall be binding upon and inure to the benefit of the Company, Ontco and Mason and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

2.	This Agreement may not be assigned without the previous written consent of each of the Parties hereto.

22. Entire Agreement. The Parties hereto agree that the entire Agreement between them is written herein, and that this Agreement shall constitute the entire contract between the Parties. The Parties also agree that this Agreement supersedes any prior agreements with respect to matters contained herein whether written or oral.

23. Electronic Signatures and Counterparts. This Agreement may be executed either by original, electronic or facsimile signature and may be executed by the Parties in one or more counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constituted one and the same instrument.

24. General.

1.	The headings, subheadings and marginal notes, if any, contained in this Agreement have been inserted for convenience of reference only and do not form part of this Agreement nor shall they be referred to in the interpretation thereof.

2.	This Agreement shall be read with all changes of gender and number required by the context. The term “Party” shall mean either the Company, Ontco or Mason and “Parties” shall collectively mean the Company, Ontco and Mason.

3.	Time shall be of the essence of this Agreement.

4.	The recitals set out above shall form an integral part of this Agreement.

5.	Ontco and Mason hereby represent and warrant to the Company and acknowledge and agree that they had the opportunity to seek and were not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that they did not avail themselves of that opportunity prior to signing this Agreement, they did so voluntarily without any undue pressure and agree that their failure to obtain independent legal advice shall not be used by them as a defence to their enforcement of their obligations under this Agreement. Ontco and Mason acknowledge that they have read and understand this Agreement and acknowledge that they had the opportunity, whether taken or not, to obtain legal advice about it.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement effective as of the day and year first above written.

(SIGNED, SEALED AND DELIVERED )

TESSPAY SERVICES CANADA INC.

Per:

1038088 ONTARIO LIMITED

Per:

SCHEDULE A

DESCRIPTION OF DUTIES AND FUNCTIONS
OF THE CHIEF FINANCIAL OFFICER

●	In concert with the Chief Executive Officer, develop and evaluate short and long-term financial objectives;

●	In concert with the Chief Executive Officer, provide timely and accurate analysis of budgets, financial trends and forecasts;

●	In concert with the Chief Executive Officer, ensure that a solid and viable financial structure is maintained;

●	In concert with the Chief Executive Officer, manage the legal affairs;

●	Direct and oversee all aspects of the finance and accounting functions;

●	Evaluate and advise on the financial impact of long-range planning, introduction of new programs/strategies and regulation;

●	Establish and maintain relationships with senior executives to identify their needs and seek full range of business solutions;

●	Provide advice on the financial implications of business activities;

●	Manage processes for financial forecasting, budgets and financial reporting;

●	Provide recommendations to strategically enhance financial performance and business opportunities;

●	Ensure that effective internal controls are in place and ensure compliance with US GAAP and applicable federal local regulatory laws and rules for financial and tax reporting;

●	Manage banking, external audit, insurer, tax adviser and business systems relationships;